Exhibit A


Coopers
& Lybrand


                 Independent Accountant's Report



To Protective Life Insurance Company

We have examined management's assertion about Protective Life Insurance Company's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the period from March 5, 1996 to December 31, 1996 included in the accompanying management assertion. Management is responsible for Protective Life Insurance Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Protective Life Insurance Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Protective Life Insurance Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Protective Life Insurance Company complied with the aforementioned minimum servicing standards as of and for the period from March 5, 1996 to December 31, 1996 is fairly stated, in all material respects.


                                      Coopers & Lybrand L.L.P.


Birmingham, Alabama
February 27, 1997







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                            Exhibit A


                        February 27, 1997





To: Coopers & Lybrand, L.L.P.




As of and for the period from March 5, 1996 to December 31, 1996, Protective Life Insurance Company has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Protective Life Insurance Company has in effect a fidelity bond and errors and omissions policy in the amount of $10,000,000.




                           /s/ Charles M. Prior
                          -----------------------------
                          Charles M. Prior
                          Vice President
                          Investment Department



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